EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION
FORT WORTH, TEXAS, JANUARY 18, 2007...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported that fourth quarter 2006 production volumes rose to a record high of 293.5 Mmcfe per day, a 17% increase over the prior-year period. Approximately 76% of the Company’s production in the quarter was natural gas. Production for the year averaged 276.1 Mmcfe per day, a 15% increase over 2005. Range has now posted 16 consecutive quarters of sequential production growth.
The Company also announced that its fourth quarter 2006 oil and gas price realizations (including the impact of hedging) averaged $6.56 per mcfe, representing a 4% decrease over the prior-year period and a 13% increase for the year. For 2007, approximately 80% of anticipated gas production is hedged at an average floor price of $8.11 per mcf, while 60% of 2008 gas production is hedged at an average floor price of $8.92 per mcf. For 2007, based on current futures prices and hedges in place, realized prices are anticipated to increase roughly $1.00 per mcfe versus 2006.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “Achieving 15% production growth year-over-year and reaching 16 consecutive quarters of quarterly production increases are outstanding results. They reflect the quality of our asset base and are a testament to the competency and diligence of our operating teams. We are very pleased to have achieved double-digit production growth again in 2006 and anticipate double-digit growth for 2007 as well. Increasing production coupled with higher realized prices is currently expected to drive record revenues, cash flow and earning for 2007.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, which is subject to audit, statements made in this release, including those relating to anticipated production, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2007-2

Contact:	Rodney Waller, Senior Vice President David Amend, IR Manager Karen Giles, Sr. IR Specialist (817) 870-2601 www.rangeresources.com